Exhibit 99.1

News Release	3101 Wilson Boulevard, Suite 700
Arlington, VA 22201

Contacts:

Brian J. Clark, Chief Financial Officer, Stanley

(703) 310-3236

Lawrence Delaney, Jr., Investor Relations Counsel, Stanley

(703) 739-7410

FOR IMMEDIATE RELEASE

Stanley Reports 44 Percent Revenue Growth and Record

 Profitability for Third Quarter Fiscal Year 2008

Quarterly Highlights:

•                  Revenue increases 44% overall, 34% organic(1), to $147.1 million;

•                  Q3 operating margin a record 8.3%;

•                  Diluted EPS of $0.29; and

•                  Earnings guidance increased for Fiscal Year 2008.

ARLINGTON, VA — January 31, 2008 — Stanley, Inc. (NYSE: SXE), a leading provider of systems integration and professional services to the U.S. federal government, today reported financial and operating results for the third quarter of fiscal year 2008 ended December 31, 2007.

Stanley’s third quarter fiscal year 2008 revenue was lower than the company’s prior revenue guidance, primarily due to a delay in lower-margin pass-through revenue previously expected to be recognized in the third quarter, which will now be recognized in the fourth quarter. As a result, Stanley’s third-quarter operating margin rose to a record 8.3 percent. Earnings per share also increased, to a record $0.29, which matched the high-end of the company’s prior EPS guidance.

Third Quarter Fiscal Year 2008 Results:

Revenue for the third quarter ended December 31, 2007 was $147.1 million, an increase of 44 percent over year-ago third-quarter revenue of $102.0 million. Organic revenue growth was 34 percent. Year-over-year revenue growth for the third quarter resulted primarily from growth in passport services, expansion of systems integration work under the U.S. Navy SPAWAR Corporate Production contract, increased work supporting U.S. Army RESET programs, growth in various IT programs supporting the U.S. Marine Corps, and revenue from the Techrizon acquisition.

EBITDA(2) was $14.0 million for the quarter, an increase of 59 percent over EBITDA of $8.8 million in the year-

(1) Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions.  Stanley believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the company’s existing business.  This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  Please see the reconciliation table at the end of this release.

(2) EBITDA is a non-GAAP measure that is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, and depreciation and amortization. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.  Please refer to the table at the end of this release that reconciles GAAP net income to EBITDA.

 ago quarter. EBITDA margin for the third quarter increased to 9.5 percent from 8.6 percent a year earlier due primarily to the lower pass-through revenue noted above, a greater proportion of more profitable time-and-material contracts, as opposed to cost-plus-fee contracts, and continued efficiencies realized in the company’s general and administrative infrastructure on a higher revenue base.

Operating income was $12.2 million, an increase of 297 percent from $3.1 million in the same quarter of last fiscal year. Operating margin increased to 8.3 percent from 3.0 percent in the third quarter of fiscal 2007, due primarily to the $4.2 million of accelerated amortization of deferred compensation related to the company’s initial public offering in the year-ago quarter. Operating margin further improved due to the factors improving EBITDA as well as depreciation and amortization representing a lower percentage of revenues.

Net income for the quarter was $6.8 million, or $0.29 per diluted share, versus $1.3 million, or $0.06 per diluted share, a year ago. The primary reasons for the increase in net income were the factors affecting operating income, lower interest expense and a slightly lower effective income tax rate.

Contract backlog at December 31, 2007 was approximately $1.3 billion, down 5 percent from September 30, 2007, and up 22 percent from December 31, 2006.

Operating Highlights:

•                  Third-quarter bookings totaled $84.4 million, equating to a quarterly book-to-bill ratio of 0.6:1.

•                  Among the new business awards and additional tasking in the third quarter of fiscal year 2008:

•                  GSA Alliant, a $50 billion Government-wide Acquisition Contract (GWAC) with a five-year base and one five-year option period;

•                  A $43.2 million, six-month extension of the company’s contract for the provision of passport services supporting the U.S. Department of State, Bureau of Consular Affairs;

•                  A $7.4 million, 10-month contract modification to provide worldwide field service engineering support for the Advanced Field Artillery Tactical Data System; and

•                  Authorization to proceed to build and manage operations of the Tucson Passport Center.

•                  Stanley initiated operations on multiple, previously announced new contracts during the third quarter including the $225 million, three-year contract with U.S. Citizenship and Immigration Services (USCIS), Department of Homeland Security; the $17 million, five-year contract to provide sustainment, support, and enhancement for the Marine Corps Recruiting Information Support System; and the $8 million, five-year contract to provide network operations support for the Marine Corps Recruiting Command.

•                  Stanley ranked 84th on FORTUNE magazine’s 11th annual “100 Best Companies to Work For” list. This was the company’s second consecutive ranking, advancing 16 slots on the 2008 list.

Nine-Month Fiscal Year 2008 Results:

For the nine months ended December 31, 2007, revenue increased 47 percent to $430.8 million compared with $292.8 million for the same period in the prior fiscal year. Organic revenue growth for the first nine months of fiscal year 2008 was 37 percent.

EBITDA for the nine-month period ended December 31, 2007 increased 56 percent to $39.1 million compared with $25.0 million for the first nine months of fiscal year 2007. EBITDA margin for the first nine months of fiscal year 2008 was 9.1 percent, up from 8.6 percent for the same period a year earlier due primarily to a greater proportion of more profitable time-and-material and fixed-price contracts, as opposed to cost-plus-fee contracts, and continued efficiencies realized in the company’s general and administrative infrastructure on a higher revenue base.

Operating income for the first nine months of fiscal year 2008 was $33.9 million, an increase of 111 percent over operating income of $16.0 million reported a year earlier. Operating margin for the first nine months of fiscal year 2008 was 7.9 percent compared with 5.5 percent in the first nine months of fiscal year 2007. Operating margin increased year-over-year primarily due to the $4.2 million of accelerated amortization of deferred compensation related to the company’s initial public offering in the prior year. Operating margin further improved as a result of the factors improving EBITDA as well as depreciation and amortization representing a lower percentage of revenues.

Net income for the first nine months of fiscal year 2008 was $18.5 million compared with net income for the same period last year of $6.2 million. The primary reasons for the increase in nine-month net income were the factors affecting operating income, lower interest expense and a slightly lower effective income tax rate. Diluted earnings per share for the first nine months of fiscal year 2008 were $0.79 compared with diluted earnings per share of $0.34 for the first nine months of fiscal year 2007.

Cash flow provided by operations for the nine months ended December 31, 2007 was $3.3 million, up $2.6 million from the $0.7 million provided by operations for the six months ended September 30, 2007. DSO for the quarter was 86 days, up from 77 days for the second quarter of fiscal year 2008. The increase in DSO was primarily the result of delayed payments of significant receivables from two customers due to the restructuring of their payment processing systems.

Management’s Outlook:

Based on the company’s current backlog and management’s estimate of future tasking and contract awards, Stanley is issuing guidance for the fourth quarter of fiscal year 2008 and updating guidance for the full fiscal year. The table below presents management’s current expectations about financial performance for the fourth quarter and full fiscal year, based on information available at this time:

	Fourth Quarter Fiscal Year 2008 Ending March 31, 2008	Fiscal Year 2008 Ending March 31, 2008

Revenue	$164 — $174 million	$595 million — $605 million
Diluted EPS	$0.30 — $0.32	$1.09 — $1.11
Diluted share count	23.6 — 23.7 million	23.4 — 23.5 million

“Stanley enjoyed record profitably on lower-than-expected revenue in the third quarter of fiscal year 2008,” said Phil Nolan, Stanley’s chairman, president and CEO. “A variety of factors affected the timing of revenue recognition in the third quarter; however, we are positioned to deliver a strong fourth quarter as pass-through revenue is projected to return to historic levels and growth will continue to drive the top-line in the areas of passport services, Army equipment RESET and support for USCIS.

“For the remainder of our fiscal year, Stanley will focus on winning major recompeted contracts as well as managing the ramp-up of contracts awarded earlier in our current fiscal year. We are also well positioned to compete on new contracts currently included in our qualified pipeline. The factors driving growth this year will continue to generate solid revenue visibility, significant organic growth and favorable margins and support the increase in the midpoint of our FY08 EPS guidance.”

As previously announced, Stanley will conduct a conference call today at 5:00 p.m. EST to discuss fiscal third quarter 2008 results. To obtain the dial-in number, please contact Rashida Gofney at (703) 310-3209. The conference call will be broadcast simultaneously on the Investor Relations page of the company’s website, www.stanleyassociates.com. Investors are advised to log on to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. An archive of the webcast will be available for one week following the live event.

About Stanley

Stanley (NYSE: SXE) is a provider of information technology services and solutions to U.S. defense and federal civilian government agencies. Stanley offers its customers systems integration solutions and expertise to support their mission-essential needs at any stage of program, product development or business lifecycle through five service areas: systems engineering, enterprise integration, operational logistics, business process outsourcing, and advanced engineering and technology. Headquartered in Arlington, Va., the company has approximately 3,500 employees at over 100 locations in the U.S. and worldwide. In 2008 and 2007, Stanley was recognized by FORTUNE magazine as one of the “100 Best Companies to Work For.” Please visit www.stanleyassociates.com for more information.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, financial information or reporting, and similar expressions reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may involve a number of risks and uncertainties, which are described in the company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: changes in federal government procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); and the other factors discussed in the company’s Annual Report on Form 10-K for the year ended March 31, 2007, as filed with the SEC on June 1, 2007 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, as filed on August 9, 2007. The risk factors set forth in the Form 10-K and Form 10-Q under the caption “Risk Factors” are specifically incorporated by reference into this press release. All forward-looking statements are based on current plans, expectations, and beliefs and speak only as of the date of such statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2007	2006	2007

Revenue	$102,023	$147,083	$292,769	$430,803
Operating costs and expenses:
Cost of revenues	86,686	123,660	248,106	363,538
Selling, general and administrative	6,540	9,431	19,619	28,181
Amortization of deferred compensation	4,361	62	4,964	205
Depreciation and amortization	1,353	1,694	4,047	5,005
Total operating costs & expenses	98,940	134,847	276,736	396,929
Operating income	3,083	12,236	16,033	33,874
Other income (expense):
Other income (expense)	95	10	(450)	16
Interest expense — net	(1,040)	(919)	(5,219)	(3,120)
Total other expenses	(945)	(909)	(5,669)	(3,104)
Income before taxes	2,138	11,327	10,364	30,770
Provision for income taxes	(878)	(4,576)	(4,198)	(12,320)
Net income	$1,260	$6,751	$6,166	$18,450

Earnings per share:
Basic	$0.06	$0.31	$0.38	$0.84
Diluted	$0.06	$0.29	$0.34	$0.79
Weighted average shares:
Basic	19,637	22,129	16,238	22,021
Diluted	21,676	23,552	18,216	23,340

Selected Consolidated Balance Sheet Data

(unaudited)

(in thousands)

	As of March 31, 2007	As of December 31, 2007

Cash	$12,736	$—

Accounts receivable — net	$110,029	$146,512

Line of credit	$—	$16,816

Current portion of long-term debt	$1,000	$1,000

Long-term debt — net of current portion	$36,750	$35,750

Stockholders’ equity	$134,152	$157,079

Organic Growth Reconciliation

(unaudited)

(in thousands)

	Nine Months Ended
	December 31,
	2006	2007	Percent Growth
Total revenue, as reported	$102,023	$147,083	44%
Plus: Revenue from acquired companies for the comparable prior year period	7,367	—

Organic Revenue	$109,390	$147,083	34%

	Nine Months Ended
	December 31,
	2006	2007	Percent Growth
Total revenue, as reported	$292,769	$430,803	47%
Plus: Revenue from acquired companies for the comparable prior year period	22,261	—

Organic Revenue	$315,030	$430,803	37%

EBITDA Reconciliation

(unaudited)

(in thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2006	2007	2006	2007

Net income	$1,260	$6,751	$6,166	$18,450
Provision for income taxes	878	4,576	4,198	12,320
Interest expense — net	1,040	919	5,219	3,120
Other (income) expense	(95)	(10)	450	(16)
Depreciation and amortization	1,353	1,694	4,047	5,005
Amortization of deferred compensation	4,361	62	4,964	205
EBITDA	$8,797	$13,992	$25,044	$39,084

Revenue	$102,023	$147,083	$292,769	$430,803

EBITDA Margin	8.6%	9.5%	8.6%	9.1%

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